UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 19, 2002


                           FFP MARKETING COMPANY, INC.
             (Exact name of registrant as specified in its charter)



       Texas                                                  75-2735779
(State or other jurisdiction    (Commission               (I.R.S. employer
 of incorporation)              file number)            identification number)


                2801 Glenda Avenue; Fort Worth, Texas 76117-4391
           (Address of principal executive office, including zip code)

                                  817/838-4700
              (Registrant's telephone number, including area code)

     The Company will offer for sale 166 of its convenience stores, truck stops and gas-only fuel concessions in a sealed bid offering through National Real Estate Clearinghouse, based in Chicago, Illinois. A press released issued by the Company on September 19, 2002, contains the following:

                  FFP Marketing Offers 166 Convenience Stores,
               Truck Stops & Service Stations in December 5th Bid

     Fort Worth, Texas, September 19, 2002 - FFP Marketing Company, Inc. (AMEX symbol - "FMM") and National Real Estate Clearinghouse (NRC) jointly announced today that 70 operating convenience stores and truck stops and 96 service stations will be offered in a December 5th sealed bid sale. The stores, currently owned by FFP Operating Partners, L.P., a subsidiary of FFP Marketing, are located in Texas and in 9 other states. The stores are being offered in a "buy one, some, or all" format and are expected to sell from $20,000 for gas-only service stations in small towns to over $2 million for truck stops on Interstate highways. Gasoline brands include Citgo, Diamond Shamrock, Conoco, Texaco and Fina.

     "FFP is planning to exit a number of markets which it has determined are secondary to its core business," commented Bob Byrnes, FFP's President and Chief Operating Officer. "FFP doesn't have a sufficient concentration of stores in all of these locales to operate in the most efficient manner," Byrnes said.

     Eighty-seven of the stores will be offered as fee properties, and 79 as leaseholds. One hundred-fifteen of the sites for sale are located in North and South Texas and the Texas Panhandle. There are 20 sites in Kansas, Missouri and Arkansas; 15 sites in and around Oklahoma City, Oklahoma; 13 sites in Louisiana, Mississippi and Kentucky; and 3 sites in New Mexico and Nebraska. The truck stops are located in Fort Worth, Weatherford, Nacogdoches, Rosenberg and Alice, Texas.

     NRC and FFP will be holding "How-To-Bid" seminars in Dallas and San Antonio in mid November for interested parties. Dealers, gas jobbers and investors will be able to meet NRC and FFP representatives in person to ask questions about the offerings and to meet lenders interested in providing financing for the sites.

     "This is a tremendous opportunity for convenience store operators, gas jobbers, dealers, and investors to purchase sites in their market areas," commented Evan Gladstone, NRC's Managing Director. "With the wide variety of locations, type of properties and anticipated range of selling prices, we expect to get bidders from around the country and possibly from overseas".

     Convenience Store News ranks FFP Marketing 25th in its listing of the top 50 convenience store companies in the country. The Company operates 424 convenience stores, truck stops and gas-only fuel concessions in 11 states. The Company also sells motor fuel on a wholesale basis, operates a fuel processing plant and terminal, sells underground storage tank testing and monitoring probes, and sells money orders under the name of Financial Express Money Orders. Company stores operate under names such as NuWay, Economy Food Stores, Kwik Pantry, Mr. Cut Rate, Fuel Plus, Dynamic Minit Mart, Taylor Food Mart, and Drivers Travel Mart.

     Interested buyers should contact National Real Estate Clearinghouse (NRC) customer service center for a sales brochure with information about the properties being offered in the sale at 800-747-3342 X210 from 8 a.m. to 6:30 p.m. CT Monday through Friday. Detailed due diligence packages are also available from NRC from $25 per package, including two-day overnight shipping. Buyers may also visit NRC's website at nrcBid.com/210 to view sales volumes and color photos of the stores. The deadline for sealed bids will be December 5, 2002.

     National Real Estate Clearinghouse specializes in selling operating and closed convenience stores and service stations for companies in the petroleum industry such as BP (ARCO and AMOCO), Shell Oil, Circle K and others throughout the United States and in Canada and Mexico. NRC has conducted over 300 sealed-bid and live auction sales since 1989 of 7,000 properties valued at over $1 billion. NRC is located in Chicago, Illinois. Its toll free number is 800-747-3342, extension 210.


     Some of the matters discussed in this press release contain forward-looking statements regarding the future business prospects and plans of FFP Marketing that are inherently subject to risks and uncertainties, including those related to a closing of the sales of the properties discussed in this release. These and other factors that may be identified from time to time in FFP Marketing's reports filed with the Securities and Exchange Commission could cause actual results or plans to differ materially from those indicated in any forward-looking statements.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, thew registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        FFP MARKETING COMPANY, INC.
                                             (Registrant)

Date:  September 129, 2002              By:  /s/ Craig T. Scott
                                             ------------------------------
                                             Craig T. Scott, Vice President